The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion dated April 14, 2022.

FINANCIAL PRODUCTS
Preliminary Pricing Supplement No. T2340 To Product Supplement No. I-A dated February 4, 2022, Prospectus Supplement dated June 18, 2020 and Prospectus dated June 18, 2020	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-238458-02 April 14, 2022
$ Autocallable Securities due April 28, 2027 Linked to the Performance of the Lowest Performing of Four Underlyings
•	Investors will not receive any interest or dividend payments. The securities do not guarantee any return of principal at maturity.
•	If an Autocall Event occurs on any Autocall Observation Date, the securities will be automatically redeemed and investors will receive a cash payment equal to the principal amount of securities they hold plus the Automatic Redemption Premium applicable to that Autocall Observation Date, as set forth below.
•	If the securities are not automatically redeemed and a Knock-In Event has not occurred, for each $1,000 principal amount of securities investors hold, investors will receive a Redemption Amount of $1,000 multiplied by the sum of one plus the Contingent Return.
•	If the securities have not been automatically redeemed and a Knock-In Event has occurred, investors will lose 1% of their principal for each 1% decline in the level of the Lowest Performing Underlying from its Initial Level to its Final Level. You could lose your entire investment.
•	Senior unsecured obligations of Credit Suisse maturing April 28, 2027. Any payment on the securities is subject to our ability to pay our obligations as they become due.
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
•	The offering price for the securities is expected to be determined on or about April 25, 2022 (the “Trade Date”), and the securities are expected to settle on or about April 28, 2022 (the “Settlement Date”). Delivery of the securities in book-entry form only will be made through The Depository Trust Company.
•	The securities will not be listed on any exchange.

Investing in the securities involves a number of risks. See “Selected Risk Considerations” beginning on page 10 of this pricing supplement and “Risk Factors” beginning on page PS-3 of any accompanying product supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or any accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts and Commissions(2)	Proceeds to Issuer
Per security	$1,000	$	$
Total	$	$	$

(1) Certain fiduciary accounts may pay a purchase price of at least $982.50 per $1,000 principal amount of securities.

(2) We or any agent (one of which may be our affiliate) may pay varying discounts and commissions of up to $17.50 per $1,000 principal amount of securities. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse Securities (USA) LLC (“CSSU”) is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Credit Suisse currently estimates the value of each $1,000 principal amount of the securities on the Trade Date will be between $940 and $980 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Selected Risk Considerations” in this pricing supplement.

The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse

April , 2022

Key Terms

Issuer

Credit Suisse AG (“Credit Suisse”), acting through its London branch

Reference Share Issuer

For each Underlying, the issuer of such Underlying.

Underlyings

The securities are linked to the performance of the lowest performing of the Underlyings set forth in the table below. For more information on the Underlyings, see “The Underlyings” herein. Each Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and expected Knock-In Level and Autocall Level (each level to be determined on the Trade Date):

Underlying	Ticker	Initial Level	Knock-In Level	Autocall Level
Common stock of JPMorgan Chase & Co.	JPM UN <Equity>		(Approximately 50% of Initial Level)	(Approximately 75% of Initial Level)
Class A common stock of Okta, Inc.	OKTA UW <Equity>		(Approximately 50% of Initial Level)	(Approximately 75% of Initial Level)
Class A common stock of Roku, Inc.	ROKU UW <Equity>		(Approximately 50% of Initial Level)	(Approximately 75% of Initial Level)
Class A subordinate voting shares of Shopify Inc.	SHOP UN <Equity>		(Approximately 50% of Initial Level)	(Approximately 75% of Initial Level)

Automatic Redemption

If an Autocall Event occurs on any Autocall Observation Date, the securities will be automatically redeemed and you will receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium applicable to that Autocall Observation Date. Payment will be made in respect of such redemption on the immediately following Automatic Redemption Date, and no further payments will be made on the securities.

The Autocall Observation Dates and Automatic Redemption Dates are set forth in the table below. The Autocall Observation Dates and Automatic Redemption Dates are subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Autocall Observation Dates	Automatic Redemption Dates
July 25, 2022	July 28, 2022
October 25, 2022	October 28, 2022
January 25, 2023	January 30, 2023
April 25, 2023	April 28, 2023
July 25, 2023	July 28, 2023
October 25, 2023	October 30, 2023
January 24, 2024	January 29, 2024
April 24, 2024	April 29, 2024
July 24, 2024	July 29, 2024
October 23, 2024	October 28, 2024
January 23, 2025	January 28, 2025

Autocallable Securities   1

Autocall Observation Dates	Automatic Redemption Dates
April 23, 2025	April 28, 2025
July 23, 2025	July 28, 2025
October 23, 2025	October 28, 2025
January 23, 2026	January 28, 2026
April 23, 2026	April 28, 2026
July 23, 2026	July 28, 2026
October 23, 2026	October 28, 2026
January 25, 2027	January 28, 2027

Automatic Redemption Premium:

For each $1,000 principal amount of securities you hold,

•	Expected to be $62.50 (to be determined on the Trade Date) if an Autocall Event occurs on the first Autocall Observation Date

•	Expected to be $125 (to be determined on the Trade Date) if an Autocall Event occurs on the second Autocall Observation Date

•	Expected to be $187.50 (to be determined on the Trade Date) if an Autocall Event occurs on the third Autocall Observation Date

•	Expected to be $250 (to be determined on the Trade Date) if an Autocall Event occurs on the fourth Autocall Observation Date

•	Expected to be $312.50 (to be determined on the Trade Date) if an Autocall Event occurs on the fifth Autocall Observation Date

•	Expected to be $375 (to be determined on the Trade Date) if an Autocall Event occurs on the sixth Autocall Observation Date

•	Expected to be $437.50 (to be determined on the Trade Date) if an Autocall Event occurs on the seventh Autocall Observation Date

•	Expected to be $500 (to be determined on the Trade Date) if an Autocall Event occurs on the eighth Autocall Observation Date

•	Expected to be $562.50 (to be determined on the Trade Date) if an Autocall Event occurs on the ninth Autocall Observation Date

•	Expected to be $625 (to be determined on the Trade Date) if an Autocall Event occurs on the tenth Autocall Observation Date

•	Expected to be $687.50 (to be determined on the Trade Date) if an Autocall Event occurs on the eleventh Autocall Observation Date

•	Expected to be $750 (to be determined on the Trade Date) if an Autocall Event occurs on the twelfth Autocall Observation Date

•	Expected to be $812.50 (to be determined on the Trade Date) if an Autocall Event occurs on the thirteenth Autocall Observation Date

•	Expected to be $875 (to be determined on the Trade Date) if an Autocall Event occurs on the fourteenth Autocall Observation Date

•	Expected to be $937.50 (to be determined on the Trade Date) if an Autocall Event occurs on the fifteenth Autocall Observation Date

•	Expected to be $1,000 (to be determined on the Trade Date) if an Autocall Event occurs on the sixteenth Autocall Observation Date

•	Expected to be $1,062.50 (to be determined on the Trade Date) if an Autocall Event occurs on the seventeenth Autocall Observation Date

•	Expected to be $1,125 (to be determined on the Trade Date) if an Autocall Event occurs on the eighteenth Autocall Observation Date

•	Expected to be $1,187.50 (to be determined on the Trade Date) if an Autocall Event occurs on the nineteenth Autocall Observation Date

Autocall Event

An Autocall Event will occur if, on any Autocall Observation Date, the closing level of each Underlying on such Autocall Observation Date is equal to or greater than its Autocall Level.

Contingent Return

Expected to be 125% (to be determined on the Trade Date).

Redemption Amount

Autocallable Securities   2

At maturity, if the securities are not automatically redeemed, for each $1,000 principal amount of securities, you will receive a Redemption Amount in cash that will equal $1,000 multiplied by the sum of one plus the Security Performance Factor, calculated as set forth below. Any payment on the securities is subject to our ability to pay our obligations as they become due.

Security Performance Factor

The Security Performance Factor is expressed as a percentage and is calculated as follows:

•	If a Knock-In Event has not occurred, the Security Performance Factor will equal the Contingent Return.

The maximum payment on the securities, based on the Contingent Return of 125%, is $2,250 per $1,000 principal amount of securities.

•	If a Knock-In Event has occurred, the Security Performance Factor will equal the Underlying Return of the Lowest Performing Underlying.

If the securities are not automatically redeemed prior to maturity and a Knock-In Event has occurred, the Security Performance Factor will be negative and you will receive less than $500 for each $1,000 principal amount of your securities at maturity. You could lose your entire investment.

Underlying Return

For each Underlying, an amount calculated as follows:

Final Level – Initial Level

Initial Level

The Underlying Return for any Underlying will be negative if its Final Level is less than its Initial Level.

Lowest Performing Underlying

The Underlying with the lowest Underlying Return.

Knock-In Event

A Knock-In Event has occurred if the Final Level of any Underlying is less than its Knock-In Level.

Initial Level

For each Underlying, the closing level of such Underlying on the Trade Date. In the event that the closing level for any Underlying is not available on the Trade Date, the Initial Level for such Underlying will be determined on the immediately following trading day on which a closing level is available.

Final Level

For each Underlying, the closing level of such Underlying on the Valuation Date.

Trade Date	Expected to be April 25, 2022
Settlement Date	Expected to be April 28, 2022
Valuation Date	April 23, 2027	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Maturity Date	April 28, 2027	Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding

Autocallable Securities   3

business day.

Events of Default

With respect to these securities, the first bullet of the first sentence of “Description of Debt Securities— Events of Default” in the accompanying prospectus is amended to read in its entirety as follows:

•	a default in payment of the principal or any premium on any debt security of that series when due, and such default continues for 30 days;

CUSIP

22553PSS9

Autocallable Securities   4

Additional Terms Specific to the Securities

You should read this pricing supplement together with the product supplement dated February 4, 2022, the prospectus supplement dated June 18, 2020 and the prospectus dated June 18, 2020, relating to our Medium-Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product Supplement No. I-A dated February 4, 2022:

https://www.sec.gov/Archives/edgar/data/1053092/000095010322002041/dp166584_424b2-ia.htm

•	Prospectus Supplement and Prospectus dated June 18, 2020:

https://www.sec.gov/Archives/edgar/data/1053092/000110465920074474/tm2019510-8_424b2.htm

In the event the terms of the securities described in this pricing supplement differ from, or are inconsistent with, the terms described in any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

For purposes of any accompanying product supplement, an “Autocall Observation Date” is a “calculation date.”

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the securities and the owner of any beneficial interest in the securities, amend the securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Autocallable Securities   5

Hypothetical Payments upon Automatic Redemption and Redemption Amounts

The table and examples below make the following assumptions and illustrate hypothetical payments upon Automatic Redemption and Redemption Amounts payable at maturity, as applicable, on a $1,000 investment in the securities for a range of scenarios. The actual Autocall Levels, Automatic Redemption Premiums, Knock-In Levels and Contingent Return will be determined on the Trade Date. The examples are intended to illustrate hypothetical calculations of the payment upon Automatic Redemption and the Redemption Amount payable at maturity, as applicable, and are provided for illustration purposes only. The actual payment upon Automatic Redemption or the Redemption Amount payable at maturity, as applicable, that a purchaser of the securities will receive will depend on several variables, including, but not limited to (a) whether the closing level of each Underlying is equal to or greater than its Autocall Level on any Autocall Observation Date, (b) the Final Level of each Underlying and (c) whether a Knock-In Event has occurred. It is not possible to predict whether an Autocall Event or a Knock-In Event will occur, and in the event that the securities are not automatically redeemed and there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. You should consider carefully whether the securities are suitable to your investment goals. Any payment on the securities is subject to our ability to pay our obligations as they become due. The numbers below have been rounded for ease of analysis.

Principal Amount	$1,000 per security
Automatic Redemption Premiums	As set forth in “Key Terms” herein
Contingent Return	125%
Knock-In Level	For each Underlying, 50% of its Initial Level
Autocall Level	For each Underlying, 75% of its Initial Level

TABLE: The securities are not automatically redeemed

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount
100%	125%	$2,250
90%	125%	$2,250
80%	125%	$2,250
70%	125%	$2,250
60%	125%	$2,250
50%	125%	$2,250
40%	125%	$2,250
30%	125%	$2,250
20%	125%	$2,250
10%	125%	$2,250
0%	125%	$2,250
−10%	125%	$2,250
−20%	125%	$2,250
−30%	125%	$2,250
−40%	125%	$2,250
−50%	125%	$2,250
−51%	−51%	$490

Autocallable Securities   6

Underlying Return of the Lowest Performing Underlying	Security Performance Factor	Redemption Amount
−60%	−60%	$400
−70%	−70%	$300
−80%	−80%	$200
−90%	−90%	$100
−100%	−100%	$0

Examples

1.	The closing level of each Underlying on the first Autocall Observation Date is equal to or greater than its Autocall Level.

Underlying	Closing level on the first Autocall Observation Date	Closing level on the second through final Autocall Observation Dates	Final Level
Underlying A	Greater than Autocall Level	N/A	N/A
Underlying B	Equal to Autocall Level	N/A	N/A
Underlying C	Equal to Autocall Level	N/A	N/A
Underlying D	Equal to Autocall Level	N/A	N/A

Because the closing level of each Underlying is equal to or greater than its Autocall Level on the first Autocall Observation Date, the securities are automatically redeemed.

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium applicable to the first Autocall Observation Date:

= $1,000 + $62.50 = $1,062.50

2.	The securities are not automatically redeemed on the first Autocall Observation Date and the closing level of each Underlying on the second Autocall Observation Date is equal to or greater than its Autocall Level.

Underlying	Closing level on the first Autocall Observation Date	Closing level on the second Autocall Observation Date	Closing level on the third through final Autocall Observation Dates	Final Level
Underlying A	Less than Autocall Level	Greater than Autocall Level	N/A	N/A
Underlying B	Greater than Autocall Level	Equal to Autocall Level	N/A	N/A
Underlying C	Greater than Autocall Level	Greater than Autocall Level	N/A	N/A
Underlying D	Greater than Autocall Level	Greater than Autocall Level	N/A	N/A

Because the closing level of each Underlying is equal to or greater than its Autocall Level on the second Autocall Observation Date, and the securities were not previously subject to an automatic redemption, the securities are automatically redeemed.

Autocallable Securities   7

Therefore, the cash payment per $1,000 principal amount of securities is equal to $1,000 plus the Automatic Redemption Premium applicable to the second Autocall Observation Date:

= $1,000 + $125 = $1,125

3.	The securities are not automatically redeemed; the Final Level of each Underlying is equal to or greater than its Knock-In Level.

Underlying	Closing level on each Autocall Observation Date	Final Level
Underlying A	Various (all less than Autocall Level)	80% of Initial Level
Underlying B	Various (all less than Autocall Level)	95% of Initial Level
Underlying C	Various (all greater than Autocall Level)	110% of Initial Level
Underlying D	Various (all greater than Autocall Level)	110% of Initial Level

Because the Final Level of each Underlying is equal to or greater than its Knock-In Level, the Redemption Amount is determined as follows:

Security Performance Factor	= Contingent Return
= 125%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 2.25
= $2,250

Because the securities are not automatically redeemed and the Final Level of the Lowest Performing Underlying is equal to or greater than its Knock-In Level, a Knock-In Event has not occurred and the Security Performance Factor is equal to the Contingent Return. Regardless of the appreciation of any Underlying, the Security Performance Factor will not exceed the Contingent Return.

4.	The securities are not automatically redeemed; the Final Level of an Underlying is less than its Knock-In Level.

Underlying	Closing level on each Autocall Observation Date	Final Level
Underlying A	Various (all less than Autocall Level)	40% of Initial Level
Underlying B	Various (all less than Autocall Level)	105% of Initial Level
Underlying C	Various (all greater than Autocall Level)	95% of Initial Level
Underlying D	Various (all greater than Autocall Level)	95% of Initial Level

Because the Final Level of an Underlying is less than its Knock-In Level, a Knock-In Event has occurred.

Therefore, the Redemption Amount is determined as follows:

Autocallable Securities   8

Security Performance Factor	= Underlying Return of the Lowest Performing Underlying
= −60%
Redemption Amount	= $1,000 × (1 + Security Performance Factor)
= $1,000 × 0.40
= $400

Even though the Final Level of an Underlying is above its Initial Level, you will not participate in any appreciation of any such Underlying and you will be exposed to the depreciation in the Lowest Performing Underlying.

Autocallable Securities   9

Selected Risk Considerations

An investment in the securities involves significant risks. This section describes material risks relating to an investment in the securities. These risks are explained in more detail in the “Risk Factors” section of any accompanying product supplement.

Risks Relating to the Securities Generally

YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY

You may receive less at maturity than you originally invested in the securities, or you may receive nothing. If the securities are not automatically redeemed and a Knock-In Event has occurred, you will be fully exposed to any depreciation in the Lowest Performing Underlying. In this case, the Redemption Amount you will receive will be less than the principal amount of the securities, and you will lose your entire investment if the Final Level of the Lowest Performing Underlying is zero. It is not possible to predict whether a Knock-In Event will occur, and in the event that there is a Knock-In Event, by how much the level of the Lowest Performing Underlying has decreased from its Initial Level to its Final Level. Any payment on the securities is subject to our ability to pay our obligations as they become due.

REGARDLESS OF THE AMOUNT OF ANY PAYMENT YOU RECEIVE ON THE SECURITIES, YOUR ACTUAL YIELD MAY BE DIFFERENT IN REAL VALUE TERMS

Inflation may cause the real value of any payment you receive on the securities to be less at maturity than it is at the time you invest. An investment in the securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

THE PROBABILITY THAT THE FINAL LEVEL OF THE LOWEST PERFORMING UNDERLYING WILL BE LESS THAN ITS KNOCK-IN LEVEL WILL DEPEND ON THE VOLATILITY OF SUCH UNDERLYING

“Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Level of such Underlying could be less than its Knock-In Level, indicating a higher expected risk of loss on the securities. The terms of the securities are set, in part, based on expectations about the volatility of any Underlying as of the Trade Date. The volatility of the Underlyings can change significantly over the term of the securities. The levels of the Underlyings could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

THE SECURITIES ARE SUBJECT TO A POTENTIAL AUTOMATIC REDEMPTION, WHICH EXPOSES YOU TO REINVESTMENT RISK

The securities are subject to a potential Automatic Redemption. If the securities are automatically redeemed prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that provide the same return as the securities.

THE SECURITIES DO NOT PAY INTEREST

We will not pay interest on the securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Redemption Amount at maturity is based on the performance of the Underlyings. Because the Redemption Amount due at maturity may be less than the amount originally invested in the securities, the return on the securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

APPRECIATION POTENTIAL IS LIMITED

The appreciation potential of the securities will be limited to (i) the Automatic Redemption Premium applicable to the relevant Autocall Observation Date or (ii) the Contingent Return, as set forth in “Key Terms” herein, regardless of any appreciation in the Underlyings, which may be significant. If an Autocall

Autocallable Securities   10

Event has not occurred and a Knock-In Event has not occurred, for each $1,000 principal amount of securities, you will receive at maturity a cash payment of $1,000 multiplied by the sum of one plus the Contingent Return. Any payment on the securities is subject to our ability to pay our obligations as they become due.

POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC REDEMPTION FEATURE

The securities will be automatically redeemed before maturity if, on any Autocall Observation Date, the closing level of each Underlying on such Autocall Observation Date is equal to or greater than its Autocall Level. If the securities are automatically redeemed, you will receive a cash payment equal to the principal amount of securities you hold plus the Automatic Redemption Premium applicable to such Autocall Observation Date and no further payments will be made on the securities. This payment will not be increased to include reimbursement for any discounts or commissions and hedging and other transaction costs.

THE RETURN ON THE SECURITIES WILL BE AFFECTED BY THE KNOCK-IN LEVEL FOR EACH UNDERLYING AND BY WHETHER A KNOCK-IN EVENT HAS OCCURRED

The return on the securities will be affected by the Knock-In Level for each Underlying and by whether a Knock-In Event has occurred. If the securities are not automatically redeemed and a Knock-In Event has occurred, you will receive less than your principal amount at maturity.

THE U.S. FEDERAL TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR

There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Risks Relating to the Underlyings

YOU WILL BE SUBJECT TO RISKS RELATING TO THE RELATIONSHIP BETWEEN THE UNDERLYINGS

The securities are linked to the individual performance of each Underlying. As such, the securities will perform poorly if only one of the Underlyings performs poorly. For example, if one Underlying appreciates from its Initial Level to its Final Level, but the Final Level of the Lowest Performing Underlying is less than its Knock-In Level, you will be exposed to the depreciation of the Lowest Performing Underlying and you will not benefit from the performance of any other Underlying. Each additional Underlying to which the securities are linked increases the risk that the securities will perform poorly. By investing in the securities, you assume the risk that the Final Level of at least one of the Underlyings will be less than its Knock-In Level, regardless of the performance of any other Underlying.

It is impossible to predict the relationship between the Underlyings. If the performances of the Underlyings exhibit no relationship to each other, it is more likely that one of the Underlyings will cause the securities to perform poorly. However, if the Reference Share Issuers’ businesses tend to be related such that the performances of the Underlyings are correlated, then there is less likelihood that only one Underlying will cause the securities to perform poorly. Furthermore, to the extent that each Underlying represents a different market segment or market sector, the risk of one Underlying performing poorly is greater. As a result, you are not only taking market risk on each Reference Share Issuer and its business, you are also taking a risk relating to the relationship between each Reference Share Issuer and Underlying to others.

FOREIGN COMPANY RISK

The Class A subordinate voting shares of Shopify Inc. are issued by a foreign company. Foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. Foreign companies may be subject to different political, market, economic, regulatory and other risks than those applicable to domestic companies, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ

Autocallable Securities   11

favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the performance of the Class A subordinate voting shares of Shopify Inc. and the value of the securities.

NO AFFILIATION WITH THE REFERENCE SHARE ISSUERS

We are not affiliated with the Reference Share Issuers. You should make your own investigation into the Underlyings and the Reference Share Issuers. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of any publicly available documents or made any due diligence inquiry with respect to the Reference Share Issuers.

NO OWNERSHIP RIGHTS IN THE UNDERLYINGS

Your return on the securities will not reflect the return you would realize if you actually owned shares of the Underlyings. The return on your investment is not the same as the total return based on a purchase of shares of the Underlyings.

NO VOTING RIGHTS OR DIVIDEND PAYMENTS

As a holder of the securities, you will not have any ownership interest or rights in the Underlyings, such as voting rights or dividend payments. In addition, the issuer of the Underlyings will not have any obligation to consider your interests as a holder of the securities in taking any corporate action that might affect the value of the Underlyings and therefore, the value of the securities.

ANTI-DILUTION PROTECTION IS LIMITED

The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments” in the relevant product supplement.

GOVERNMENT REGULATORY ACTION, INCLUDING LEGISLATIVE ACTS AND EXECUTIVE ORDERS, COULD RESULT IN MATERIAL CHANGES TO THE UNDERLYINGS AND COULD NEGATIVELY AFFECT YOUR RETURN ON THE SECURITIES

Government regulatory action, including legislative acts and executive orders, could materially affect the Underlyings. For example, in response to recent executive orders, stocks of companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus may be delisted from a U.S. exchange, removed as a component in indices or exchange traded funds, or transactions in, or holdings of, securities with exposure to such stocks may otherwise become prohibited under U.S. law. If government regulatory action results in such consequences, there may be a material and negative effect on the securities.

Risks Relating to the Issuer

THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE

Investors are dependent on our ability to pay all amounts due on the securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

CREDIT SUISSE IS SUBJECT TO SWISS REGULATION

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As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the securities.

Risks Relating to Conflicts of Interest

HEDGING AND TRADING ACTIVITY

We or any of our affiliates may carry out hedging activities related to the securities, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the securities could adversely affect our payment to you at maturity.

POTENTIAL CONFLICTS

We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and as agent of the issuer for the offering of the securities, hedging our obligations under the securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the securities. Further, hedging activities may adversely affect any payment on or the value of the securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the securities, which creates an additional incentive to sell the securities to you. We and/or our affiliates may also currently or from time to time engage in business with the Reference Share Issuers, including extending loans to, or making equity investments in, the Reference Share Issuers or providing advisory services to the Reference Share Issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Share Issuers and these reports may or may not recommend that investors buy or hold shares of the Underlyings. As a prospective purchaser of the securities, you should undertake an independent investigation of the Reference Share Issuers that in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

Risks Relating to the Estimated Value and Secondary Market Prices of the Securities

UNPREDICTABLE ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES

The payout on the securities can be replicated using a combination of the components described in “The estimated value of the securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the levels of any Underlying, the terms of the securities at issuance and the value of the securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

•	the expected and actual volatility of the Underlyings;

•	the expected and actual correlation, if any, between the Underlyings;

•	the time to maturity of the securities;

•	the dividend rate on the Underlyings;

•	interest and yield rates in the market generally;

•	investors’ expectations with respect to the rate of inflation;

•	events affecting companies engaged in the respective industries of the Reference Share Issuers;

•	geopolitical conditions and economic, financial, political, regulatory, judicial or other events that affect the Reference Share Issuers or markets generally and which may affect the levels of the Underlyings; and

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•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

THE ESTIMATED VALUE OF THE SECURITIES ON THE TRADE DATE MAY BE LESS THAN THE PRICE TO PUBLIC

The initial estimated value of your securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the securities and the cost of hedging our risks as issuer of the securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using proprietary pricing models dependent on inputs such as volatility, correlation, dividend rates, interest rates and other factors, including assumptions about future market events and/or environments. These inputs may be market-observable or may be based on assumptions made by us in our discretionary judgment. As such, the payout on the securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

EFFECT OF INTEREST RATE USED IN STRUCTURING THE SECURITIES

The internal funding rate we use in structuring notes such as these securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the securities. We will also use our internal funding rate to determine the price of the securities if we post a bid to repurchase your securities in secondary market transactions. See “—Secondary Market Prices” below.

SECONDARY MARKET PRICES

If Credit Suisse (or an affiliate) bids for your securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the securities on the Trade Date. The estimated value of the securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the securities in the secondary market (if any exists) at any time. The secondary market price of your securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models, the related inputs and other factors, including our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is higher than our secondary market credit spreads, our secondary market bid for your securities could be less favorable than what other dealers might bid because, assuming all else equal, we use the higher internal funding rate to price the securities and other dealers might use the lower secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your securities to

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a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your securities may be lower than the price at which we may repurchase the securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the securities from you at a price that will exceed the then-current estimated value of the securities. That higher price reflects our projected profit and costs, which may include discounts and commissions that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately three months.

The securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your securities to maturity.

LACK OF LIQUIDITY

The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

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Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

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The Underlyings

Companies with securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”) are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Share Issuers pursuant to the Exchange Act can be located by reference to the SEC file numbers provided below.

According to its publicly available filings with the SEC, JPMorgan Chase & Co. is a financial holding company involved in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. The common stock of JPMorgan Chase & Co. is listed on the New York Stock Exchange. JPMorgan Chase & Co.’s SEC file number is 001-05805 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Okta, Inc. is an identity management platform used to securely access a wide range of cloud, mobile and web applications, IT infrastructure providers and services from a multitude of devices. The Class A common stock of Okta, Inc. is listed on the Nasdaq Stock Market. Okta, Inc.’s SEC file number is 001-38044 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Roku, Inc. provides a TV streaming platform for users, content publishers and advertisers. The Class A common stock of Roku, Inc. is listed on the Nasdaq Global Select Market. Roku, Inc.’s SEC file number is 001-38211 and can be accessed through www.sec.gov.

According to its publicly available filings with the SEC, Shopify Inc. is a commerce company that offers online retailers services including payments, marketing, shipping and customer engagement tools to simplify the process of running online stores. The Class A subordinate voting shares of Shopify Inc. are listed on the New York Stock Exchange. Shopify Inc.'s SEC file number is 001-37400 and can be accessed through www.sec.gov.

This pricing supplement relates only to the securities offered hereby and does not relate to the Underlyings or other securities of the Reference Share Issuers. We have derived all disclosures contained in this pricing supplement regarding the Underlyings and the Reference Share Issuers from the publicly available documents described in the preceding paragraph. In connection with the offering of the securities, neither we nor our affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the Reference Share Issuers.

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Historical Information

The following graphs set forth the historical performance of the Underlyings based on the closing level of the Class A common stock of Okta, Inc. from April 7, 2017 through April 13, 2022, the closing level of the Class A common stock of Roku, Inc. from September 29, 2017 through April 13, 2022 and the closing level of each other Underlying from January 3, 2017 through April 13, 2022. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the securities. The graphs below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

For additional information on the Underlyings, see “The Underlyings” herein.

The closing level of the common stock of JPMorgan Chase & Co. on April 13, 2022 was $127.30.

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The closing level of the Class A common stock of Okta, Inc. on April 13, 2022 was $150.25.

The closing level of the Class A common stock of Roku, Inc. on April 13, 2022 was $116.48.

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The closing level of the Class A subordinate voting shares of Shopify Inc. on April 13, 2022 was $604.78.

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United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “United States Federal Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the securities or instruments that are similar to the securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or other disposition.

•	Upon a sale or other disposition (including retirement) of a security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders

Subject to the discussions in the next paragraph and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “United States Federal Tax Considerations—FATCA” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued prior to January 1, 2023 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section

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871(m) will be made as of the Trade Date for the securities and it is possible that the securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax advisor regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Supplemental Plan of Distribution
(Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. We may also agree to sell the securities to other agents that are parties to the distribution agreement. We refer to CSSU and other such agents as the “Agents.”

The distribution agreement provides that the Agents are obligated to purchase all of the securities if any are purchased.

The Agents may offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive varying discounts and commissions of up to $17.50 per $1,000 principal amount of securities. The Agents may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. CSSU or another broker or dealer will forgo some or all discounts and commissions with respect to the sales of securities into certain fiduciary accounts. If all of the securities are not sold at the initial offering price, the Agents may change the public offering price and other selling terms.

An affiliate of Credit Suisse has paid or may pay in the future a fixed amount to broker-dealers in connection with the costs of implementing systems to support these securities.

We expect to deliver the securities against payment for the securities on the Settlement Date indicated herein, which may be a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities.

For further information, please refer to “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

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